Exhibit 10.22.3

PartnerRe Ltd.

Restricted Stock Unit Award Agreement

Patrick Thiele

16 November 2004

This Award Agreement (the “Agreement”) is made effective as of 16 November 2004, (the “Grant Date”) by and between PartnerRe Ltd. (the “Company”), and Patrick Thiele (the “Participant”), an employee of the “Company”.

WHEREAS, the Company desires to retain the Participant through December 31st, 2009, and provide as an additional incentive to the Participant, Restricted Share Units (“RSUs”) pursuant to the PartnerRe Ltd. Employee Incentive Plan (the “Plan”).

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Plan terms and provisions of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Agreement shall govern and control.

2. Purpose of Award Agreement. The purpose of this Agreement is to grant Restricted Stock Units to the Participant receiving this Award. The Restricted Stock Units that are the subject of this grant will be known as “RSUs”. Each RSU represents the right to future delivery of one share of stock, subject to Section 9(e) of the Plan.

3. Award Agreement. This Award Agreement is entered into pursuant to the terms of the Plan, and evidences the grant of a share-based award in the form of RSUs pursuant to the Plan. By receipt of this Award Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Compensation Committee and/or the Board pursuant to the Plan.

4. Grant of RSUs. The Participant is granted an award of 42,582 RSUs, as set forth in the attached Notice of Grant (“Notice of Grant”).

5. Rights. A RSU carries no voting rights. A RSU carries the right to receive dividend equivalents payable in cash.

6. Terms and Conditions. All of the Shares underlying the RSUs will vest and be delivered to the Participant; provided the following terms and conditions are met:

a. Restriction Period. The Participant remains an employee of the Company throughout the period beginning on the Grant Date and ending December 31st, 2009 (the “Restriction Period”), and

b. Performance Condition. The GAAP Book Value of the Company equals or exceeds $XX.XX per Diluted Share, as presented in the Company’s 2009 audited financial statements (the “Performance Condition”).

The Committee may, during the Restriction Period, make such adjustments to the Performance Condition as it may deem appropriate to preserve the intended benefits of the award, to compensate for, or reflect, any significant changes that may have occurred during the Retention Period, that alter or affect the computation of the measures of the Performance Condition used for the calculation of this Award

7. Shareholder Rights. Subject to Sections 5 and 6, the Participant will have no rights as a shareholder with respect to the Shares to which this Award relates until the date the Shares are delivered to the Participant.

8. Transferability. The transferability of a RSU will be subject to Section 9(b)-(e) of the Plan.

9. Termination. Notwithstanding the terms and conditions set forth above, the Award is subject to the following Termination provisions:

a. Termination Due to Death or Permanent Disability. If termination of the Participant’s service is due to death or permanent disability during the Restriction Period, and the Performance Condition is achieved on a pro rata basis, then a pro rata portion of the RSUs will vest and be delivered to the Participant, or the Participant’s designated beneficiary or estate, as the case may be, as defined in Section 11 of this Agreement.

b. Termination by the Company without Cause or Termination by the Participant with Good Reason. If termination of the Participant’s service is by the Company without Cause or by the Participant with Good Reason during the Restriction Period, and the Performance Condition is achieved on a pro rata basis, then a pro rata portion of the RSUs will vest as defined in Section 11 of this Agreement. Notwithstanding any other provision of this agreement, the RSUs will be settled no sooner than six months following the date of termination.

c. Termination by the Company for Cause or Termination by Participant without Good Reason. If termination of the Participant’s service is due by the Company for Cause or by the Participant without Good Reason, all RSUs granted under this Agreement will be forfeited.

d. Terminations. Terminations will be construed in accordance with the definitions in the Participant’s employment agreement, except for termination due to “Disability” which must meet the definitions in both the Participant’s employment agreement and the US Internal Revenue Code Section 409A(a)(2)(c).

e. Determination of Form and Timing of Payment following Termination. Notwithstanding any provision in this Section, the form and timing of the payment shall be made in a manner that complies with all applicable laws, rules and regulations.

10. Change in Control. Upon a Change in Control as defined in the Plan, the RSUs will be converted into a cash award using the Fair Market Value on the effective date of the Change in Control. The cash award will remain subject to the Restriction Period of Section 6(a), but the Performance Condition of Section 6(b) will lapse. If Participant terminates at or following a Change in Control, but prior to the end of the Restriction Period, the Award will vest in accordance with Section 9.

11. Pro-rata Vesting. The Performance Condition is considered achieved on a pro rata basis if the published GAAP Book Value per Diluted Share of the Company immediately prior to termination is at or above the quarterly GAAP Book Value.

12. Entire Agreement. The Plan and this Award Agreement (including the Notice of RSU) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the

Participant with respect to the subject matter hereof. Any modification of this Award Agreement must be in writing signed by the Company. Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan and this Award Agreement will be final, conclusive and binding on all persons.

13. Data Protection. The Participant hereby acknowledges and agrees that the Company or any of its Affiliates may process sensitive personal data about the Participant. The Participant hereby gives his or her explicit consent to the Company to process any such personal and/or sensitive data. The Participant also hereby provides explicit consent to the Company to transfer any such personal and/or sensitive data outside of the country in which he or she is providing services.

14. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflict of laws.

16. Headings. Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

By:
Name:	Diana Wilson
Title:	Director, Group Compensation & Benefits

PARTICIPANT

By:
Name:	Patrick Thiele

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